Exhibit 23.4

Independent Auditors’ Consent

      We consent to the use in this Amendment No. 2 to Registration Statement No. 333-73022 of HEARx LTD. on Form S-4 of our report dated February 9, 2001 (except for Notes 16 and 17 which are dated February 7, 2002) with respect to the audited consolidated balance sheets of Helix Hearing Care of America Corp. as at November 30, 2000 and 1999 and the consolidated statements of loss, deficit and cash flows for the years then ended appearing in the joint proxy statement/ prospectus, which is part of this Registration Statement.

      We also consent to the reference to us under the headings “Experts” in such Joint Proxy Statement/Prospectus.

DELOITTE & TOUCHE LLP

Montreal, Quebec
February 7, 2002